EXHIBIT 2.1

AMENDMENT NO. 3 TO MERGER AGREEMENT

This Amendment No. 3 to Merger Agreement (this “Amendment”), dated as of February 16, 2021 (the “Amendment Date”), is entered into by and among (i) Healthcare Solutions Management Group, Inc., a Delaware corporation and successor in interest to Verity Delaware Inc., a Delaware corporation which was previously a Nevada corporation named Verity Corp. (“HSMG”), (ii) Verity Merger Corp., a Delaware corporation and a wholly owned subsidiary of HSMG (“Merger Sub”) and (iii) Healthcare Solutions Holdings, Inc., a Delaware corporation (“HSH”). HSMG, Merger Sub and HSH may be collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Parties are all of the parties to that certain Merger Agreement, dated as of June 14, 2019, as amended by Amendment No. 1 to Merger Agreement, dated as of August 25, 2020, as amended by Amendment No. 2 to Merger Agreement, dated as of November 5, 2020 (as so amended, the “Original Agreement”) and now desire to amend the Original Agreement as set forth herein, and pursuant to Section 9.02 of the Original Agreement the Parties may amend the Original Agreement in writing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendment. Pursuant to Section 9.02 of the Original Agreement, the Original Agreement is hereby amended as follows: The date “December 31, 2020” in Section 7.03(g) of the Original Agreement is hereby amended to be “March 31, 2021”.

2.	Remainder in Force. Other than as amended herein, the Original Agreement shall remain in full force and effect until terminated in accordance with its terms. Any reference in the Original Agreement to the “Agreement” shall now be deemed a reference to the Original Agreement as amended by this Amendment.

3.	Miscellaneous.

(a)	Defined terms used herein without definition shall have the meanings given in the Original Agreement. The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

(b)	This Amendment and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(c)	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the Amendment Date.

Healthcare Solutions Holdings, Inc.

By:	/s/ Jonathan Loutzenhiser
Name:	Johnathan Loutzenhiser
Title:	Vice President

Healthcare Solutions Management Group, Inc.

By:	/s/ Robert Stevens
Name:	Robert Stevens
Title:	Chief Executive Officer

Verity Merger Corp.

By:	/s/ Robert Stevens
Name:	Robert Stevens
Title:	Chief Executive Officer

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